Report of Independent
Auditors


To the Shareholders and Board of Trustees of
PaineWebber PACE Select Advisors Trust

In planning and performing our audit of
the financial statements of PaineWebber
PACE Select Advisors
Trust (comprising, respectively, PACE
Money Market Investments, PACE Government
Securities Fixed
Income Investments, PACE Intermediate
Fixed Income Investments, PACE Strategic
Fixed Income
Investments, PACE Municipal Fixed Income
Investments, PACE Global Fixed Income
Investments, PACE
Large Company Value Equity Investments,
PACE Large Company Growth Equity
Investments, PACE
Small/Medium Company Value Equity
Investments, PACE Small/Medium Company
Growth Equity
Investments, PACE International Equity
Investments, PACE International Emerging
Markets Equity
Investments) for the year ended July 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the internal control.

The management of PaineWebber PACE Select
Advisors Trust is responsible for
establishing and
maintaining internal control.  In
fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are
relevant to an audit pertain to the
entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in
internal control, errors or fraud may
occur and not be detected.  Also,
projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control
would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American
Institute of Certified Public
Accountants.  A material weakness is a
condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at July 31,
1999.

This report is intended solely for the
information and use of the board of
directors and management of
PaineWebber PACE Select Advisors Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                 ERNST &
YOUNG LLP

September 20, 1999